Exhibit 99.1


NEWS BULLETIN



    FROM:
 CalAmp Logo

FOR IMMEDIATE RELEASE


                    CalAmp Amends Terms of Bank Credit Facility

          Maturity Date of Term Loan Extended to December 31, 2009

OXNARD, Calif., October 27, 2008--CalAmp Corp. (NASDAQ: CAMP), a leading provider of wireless products, services and solutions, today announced the amendment of its credit facility with the Bank of Montreal and other financial institutions. The credit facility includes a term loan, with a principal balance of $25.3 million as of October 24, 2008, and an undrawn working capital revolver.

Under the terms of the amended credit agreement announced today, the maturity date of the term loan and revolver has been extended by six months to December 31, 2009 from June 30, 2009. The annual interest rate on the term loan has been increased by 200 basis points across all levels of the pricing grid and now stands at LIBOR plus 3.75%, or approximately 7.5% based on prevailing LIBOR. The commitment and availability of the revolver are unchanged, except that the interest rate on future draws on the revolver has increased by 200 basis points to LIBOR plus 5.0% as a result of this amendment.

"I am pleased with the successful amendment of our credit facility despite today's very difficult credit market conditions," said Rick Gold, CalAmp's President and Chief Executive Officer. "We expect to continue reducing the principal balance of the term loan with our cash flows from operations, enabling us to transition to an asset-based loan by the new maturity date."

The reader is referred to a Form 8-K that will be filed shortly with the Securities and Exchange Commission for a more complete description of the terms and conditions of this credit agreement amendment.


About CalAmp Corp.
CalAmp provides wireless communications solutions that enable anytime/anywhere access to critical data and content. The Company serves customers in the public safety, industrial monitoring and controls, mobile resource management, and direct broadcast satellite markets. The Company's products are marketed under the CalAmp, Dataradio, SmartLink, Aercept, LandCell and Omega trade names. For more information, please visit www.calamp.com.

Forward-Looking Statement
Statements in this press release that are not historical in nature are forward-looking statements that involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are intended to identify forward-looking statements. These forward-looking statements reflect the Company's current views with respect to future events and financial performance and are subject to certain risks and uncertainties, including, without limitation, the Company's ability to refinance the term loan before its maturity date. Actual results could differ materially from those implied by such forward-looking statements. Although CalAmp believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. CalAmp undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


AT THE COMPANY:                           AT FINANCIAL RELATIONS BOARD:
Rick Gold                                 Lasse Glassen
Chief Executive Officer                   General Information
(805) 987-9000                            (213) 486-6546
                                          lglassen@frbir.com